UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2025

BIO-key International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13463 (Commission File Number)	41-1741861 (I.R.S. Employer Identification No.)

101 Crawfords Corner Road
Suite 4116
Holmdel, NJ 07733
(Address of principal executive offices) (Zip Code)

(732) 359-1100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BKYI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is hereby incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2025, BIO-key International, Inc. (the “Company,” “we” or “us”) entered into and closed a note purchase agreement (the “Purchase Agreement”) with Streeterville Capital, LLC, an existing lender of the Company (the “Lender”), which provided for the issuance of a $1,130,000 principal amount senior secured promissory note (the “Note”). The Note carries an original issue discount of $125,000 and the Company agreed to pay $5,000 to the Lender to cover its transaction costs, which were deducted from the proceeds of the Note resulting in a total of $1,000,000 being funded to the Company at closing. The proceeds will be used for general working capital.

The principal amount of the Note is due eighteen months following the date of issuance. Interest under the Note accrues at a rate of nine percent (9%) per annum. All repayments of principal due under the Note will be subject to an exit fee of seven percent (7%) of the principal amount being repaid (the “Exit Fee”). Commencing six months after the date of issuance of the Note (the “Redemption Start Date”), Lender shall have the right to redeem up to $135,000 of principal amount under the Note each month which amount plus the Exit Fee will be due and payable three (3) trading days of Lender’s delivery of a redemption notice to the Company. At the end of each month following the Redemption Start Date, if the Company has not reduced the outstanding balance under the Note by at least $135,000, then by the fifth (5th) day of the following month, the Company must either pay to Lender the difference between $135,000 and the amount, if any, redeemed in such month plus the Exit Fee, or the outstanding balance due under the Note will automatically increase by one percent (1%) as of such fifth (5th) day.

The Note is secured by a lien on substantially all of the Company’s assets and properties and can be prepaid in whole or in part without penalty at any time. In the event that the Company receives any proceeds in connection with any fundraising or financing transaction (including any warrant exercises), it will be required to make a mandatory prepayment equal to the lesser of (i) forty percent (40%) of the amount raised in such transaction and (ii) the full amount due under the Note.

The Note provides for customary events of default, including, among other things, the event of non-payment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect when made, failure to perform or observe covenants within a specified period of time, the bankruptcy or insolvency of the Company or of all or a substantial part of its property, and monetary judgment defaults of a specified amount. Upon the occurrence of an Event of Default, Lender may (i) cause interest on the outstanding balance to accrue at an interest rate equal to the lesser of twenty two (22%) or the maximum rate permitted under applicable law, and (ii) accelerate all amounts due under the Note plus an amount equal to (a) fifteen percent (15%) of the amount due under the Note for each default that is considered a major trigger event (as defined), and (b) five percent (5%) of the amount due under the Note for each occurrence of any default that is considered a minor trigger event (as defined), in any case not to exceed twenty five percent (25%).

The Note also contains certain covenants, including the Company timely filing all reports with the SEC and maintaining the listing of its common stock on the Nasdaq Stock Market.

The foregoing descriptions of the Purchase Agreement, Note, and related transaction documents do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Note Purchase Agreement dated September 30, 2025 by and between the Company and Streeterville Capital, LLC

10.2	$1,130,000 Secured Promissory Note dated September 30, 2025

10.3	Security Agreement dated September 30, 2025 by and between the Company and Streeterville Capital, LLC.

10.4	Intellectual Property Security Agreement dated September 30, 2025 by and between the Company and Streeterville Capital, LLC

10.5	Guaranty dated September 30, 2025 by and between Pistol Star, Inc. and Streeterville Capital, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: October 3, 2025
	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer